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                                                                  EXHIBIT 99

                            [JAFFONI & COLLINS LOGO]

NEWS ANNOUNCEMENT


(BW) (ALL-AMERICAN-COMMUNICATIONS) (AACI) All American Communications completes $155 million bank syndication with Chase Manhattan Bank

        SANTA MONICA, Calif.--(BUSINESS WIRE)--Oct. 29, 1996--

Issues notice of redemption of its convertible subordinated notes

        All American Communications, Inc. (Nasdaq: AACI and AACIB) announced today that it has closed a new $155 million, four-year syndicated senior credit facility.

        The Company also reported that it has issued a notice of redemption for all of its outstanding 6-1/2% Convertible Subordinated Notes due 2003. The Notes are being redeemed at 104.643% plus accrued interest. The redemption will be funded from the proceeds of the recently completed $100 million Senior Subordinated Notes offering.

        The new $155 million senior credit facility replaces the Company's $135 million multi-tranche bank facility, and was structured, arranged and syndicated by Chase Manhattan Bank and Chase Securities Inc. to a syndicate of banks which included new members and certain members of the old lending group. All American plans to use the new facility to fund increased television production and for working capital and other general corporate purposes.

        Commenting on the bank facility and redemption notice, Anthony J. Scotti, Chairman of All American, stated "These events mark important milestones in the successful balance sheet restructuring which we commenced in September. Between the new facility and our recently completed $100 million Senior Subordinated Notes offering, we have raised over $250 million allowing us to restructure the balance sheet while continuing our aggressive growth strategy both domestically and internationally. Both the note offering and the bank facility align us with some of the most prestigious financial institutions in the world, and we believe the significantly increased liquidity will support our growth internally or through acquisitions."

        All American Communications, Inc. is a diversified worldwide entertainment company with operations in television and recorded music production and distribution. All American produces and/or distributes more than 100 shows in 30 countries. Its domestic programs include The Adventures of Sinbad, the Baywatch franchise of programming and The Price is Right. Internationally, All American produces 90 local language game shows including, Family Feud, Match Game, Card Sharks and Let's Make a Deal.

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        Notices:  This press release does not constitute the offer or purchase of any securities described herein. Statements contained in this press release that are not historical statements (including but not limited to certain statements concerning the Company's future plans) constitute forward-looking statements which involve certain risks and uncertainties, which could cause actual results or actions to differ materially from those discussed above, including but not limited to risks relating to the possibility that the Company may abandon or be unable to consummate any of the proposed transactions referred to above, or that such actions may be undertaken on different terms than those described above, as well as various risks relating to the Company's business, including those described from time to time in the Company's filings with the Securities and Exchange Commission.


        CONTACT:  All American Communications Inc., Santa Monica
                  Thomas Bradshaw, Chief Financial Officer, 310/656-1100
                                       or
                  Jaffoni & Collins Inc., New York
                  Joseph N. Jaffoni, David C. Collins, 212/505-3015 jciir@aol.com